Filed pursuant to Rule 433

Registration Statement No. 333-181093

May 15, 2012

Issuer	Angie’s List, Inc (NASDAQ:ANGI)

Total Shares Offered	8,440,423 shares of Common Stock.

Option to Purchase Additional Shares Offered by Certain Selling Stockholders	1,266,063 shares of Common Stock.

Offering Price	$13.00 per share

Stabilizing Transactions	Prior to purchasing the shares being offered pursuant to the prospectus supplement, on May 15, 2012, one of the underwriters purchased, on behalf of the syndicate, 27,100 shares at an average price of $13.00 per share in stabilizing transactions.

The Company has filed a registration statement (including a prospectus) with the SEC for an offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and that offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Merrill Lynch toll-free at 866-500-5408.